Exhibit 10.13.1

Execution Copy

AMENDMENT

AMENDMENT (this “Amendment”), dated as of January 30, 2006, by and among MID-STATE TRUST IX, as borrower (the “Borrower”), YC SUSI TRUST, as a lender (a “Lender”), ATLANTIC ASSET SECURITIZATION LLC, as a lender (a “Lender,” and together with YC SUSI Trust, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as custodian/collateral agent (the “Collateral Agent”), BANK OF AMERICA, NATIONAL ASSOCIATION, as agent (the “Agent”), a managing agent (a “Managing Agent”) and a bank investor (a “Bank Investor”), CALYON NEW YORK BRANCH, as a managing agent (a “Managing Agent”, and together with Bank of America, National Association, the “Managing Agents”) and a bank investor (a “Bank Investor”) and the other signatories hereto.

Capitalized terms used and not defined in this Amendment or in any of the Operative Documents shall have the meanings given such terms in Annex A to the Amended and Restated Variable Funding Loan Agreement, dated as of November 19, 2004, as amended from time to time (the “Loan Agreement”), among the Lenders, the Borrower, the Collateral Agent, the Agent, each Bank Investor and the Managing Agents.

PRELIMINARY STATEMENTS

WHEREAS, each of the signatories hereto is party to one or more of the Operative Documents; and

WHEREAS, each of the signatories hereto wish to amend certain of the Operative Documents, as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Loan Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.                                Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)                                  by inserting the following new section 2.18:

“Section 2.18.  Interest Rate Protection Agreements.  The Borrower agrees that (i) from and after the occurrence of an Interest Rate Protection Date, it shall provide to the Agent for the benefit of the Lenders and the Bank Investors promptly, and in any event not later than three (3) Business Days after such Interest Rate Protection Date, an Interest Rate Protection Agreement approved by each Managing Agent and (ii) prior to the execution of any Interest Rate Protection Agreement at any other time, it shall provide a copy of the proposed Interest Rate Protection Agreement to the Agent for approval by each Managing Agent.  Any such Interest Rate Protection Agreement shall be provided and maintained at the Borrower’s sole cost and expense from funds other than Collections.”

(b)                                 by deleting “and” at the end of clause “(c)” in the definition of “Collections” and adding the following clause  “(e)” thereto:

“and (e) all amounts received by the Borrower from an Interest Rate Protection Counterparty.”

(c)                                  by inserting the following definitions in alphabetical order in Annex A:

“Estimated Swap Rate” means, for any Collection Period, the mid-rate for swaps having a duration proposed by the Borrower and approved by the Agent, each Managing Agent and the Controlling Party, as taken from the Bloomberg service using the USSW Screen (or such other page as may replace that page on that service, or such other service that may be nominated by the Agent and approved by each Managing Agent as the information vendor for the purpose of displaying comparable rates or prices) as of the last day of such Collection Period.

“Excess Spread” means, for any Collection Period, the percentage computed as of the last day of such Collection Period equal to (a) the Portfolio Yield for such Collection Period minus (b) the sum of the Estimated Swap Rate plus the Program Fee plus the Servicing Fee (in each case expressed on an annualized percentage basis).

“Full Documentation Account” means any Account with respect to which the related mortgage file includes at a minimum an application completed and fully executed and verification of employment and which shall include, as applicable, either a verification of assets or a verification of mortgage and/or rent payments.

“Interest Rate Protection Agreement” means, with respect to any or all of the Accounts, an amortizing swap agreement, fixed notional swap, cap, collar or similar arrangement between any Person and an Interest Rate Protection Counterparty providing for the transfer or mitigation of interest risks either generally or under specific contingencies, which arrangement shall be satisfactory in form and substance to the Controlling Party and the Agent in their sole discretion. For purposes hereof, the “exposure” at any time of any Person under an Interest Rate Protection Agreement to which such Person is a party shall be determined at such time in accordance with the standard methods of calculating such exposure under similar arrangements as prescribed from time to time by the Controlling Party and the Agent and approved by each Managing Agent, taking into account the respective termination provisions set forth therein, the notional principal amount and term thereof and assuming that U.S. Treasury rates generally are equal to the per annum rate of interest which the Agent at such time determines to be the most probable lowest U.S. Treasury rate to occur in the relevant period following such date.

“Interest Rate Protection Counterparty” means a financial institution satisfactory to each of the Agent and the Managing Agents in their sole discretion providing an Interest Rate Protection Agreement pursuant to Section 2.18 of the Loan Agreement.

“Interest Rate Protection Date” means the date on which the Excess Spread is first less than 1.50%.

“Jumbo Account” means any Account the amount of which exceeds the size limit set for purchase or securitization by the Federal National Mortgage Association.

“Low Documentation Account” means, any Account with respect to which the related mortgage file does not include each item listed in the definition of Full Documentation Account.

“Manufactured Home” means a single family residential unit that is constructed in a factory in sections and that is intended to be so constructed in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on June 15, 1976, by the Department of Housing and Urban Development (“HUD Code”), as amended in 2000, which preempts state and local building codes. The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof.

“Manufactured Home Account” means, any Mortgage Loan with respect to which the related Mortgaged Property is a Manufactured Home.

“Portfolio Yield” means for any Collection Period, the percentage computed as of the last day of such Collection Period equal to the product of (a) (1) the aggregate amount of Finance Charges for such Collection Period, divided by (2) the aggregate Principal Balance at the beginning of such Collection Period, times (b) 12.

(d)           by deleting clause (u) in the definition of “Eligible Account” in Annex A in its entirety and substituting in lieu thereof the following new clause (u):

“(u)         which the aggregate Principal Balance for Jumbo Accounts does not represent greater than 15% of the Borrowing Base; provided, however, that a Jumbo Account which satisfies the criteria specified hereunder shall cease to be an Eligible Account if it causes the average Principal Balance of all Eligible Accounts to be greater than $115,000;”

(e)           by deleting clause (bb) in the definition of “Eligible Account” in Annex A in its entirety and substituting in lieu thereof the following new clause (bb):

“(bb)       with respect to any Account originated (or in the case of Walter Mortgage Company, originated or purchased) by an Eligible Originator, such Account was originated (or in the case of Walter Mortgage Company, originated or purchased) in accordance with the applicable Credit and Collection Policy;”

(f)            by deleting clause (gg) in the definition of “Eligible Account” in Annex A in its entirety and replacing it with the following new clause (gg):

“(gg)       which is a Full Documentation Account; provided, however, if such Account is a Low Documentation Account, the Principal Balance thereof, together with the Principal Balance of all other such Accounts, may not represent greater than 20% of the Borrowing Base;”

(g)           by deleting clause (kk) in the definition of “Eligible Account” in Annex A in its entirety and replacing it with the following clause (kk):

“(kk)       with respect to which, if the related Account is an Adjustable Rate Account, the Account Note evidences an Account that (i) has fully amortizing monthly payments, (ii) has no negative amortization, (iii) is not an interest-only loan, (iv) is not secured by a lien on a Manufactured Home and (v) the Principal Balance thereof together with the aggregate Principal Balance of all other Adjustable Rate Accounts does not exceed 45% of the aggregate Principal Balance of all Eligible Accounts; provided, however, that an Adjustable Rate Account which satisfies the criteria specified hereunder shall cease to be an Eligible Account upon the earlier to occur of (x) the date that is three months prior to the date on which the related interest rate adjusts, (y) a Take-Out and (z) a Facility Termination Event.”

(h)           by deleting the period at the end of clause (ll) in the definition of “Eligible Account” in Annex A and replacing it with a semicolon and by inserting the following new clauses (mm) and (nn):

“(mm)     with respect to which, if such Account is a Manufactured Home Account, the amount thereof, together with the amount of all other Manufactured Home Accounts, would not represent greater than 5% of the Borrowing Base; and

“(nn) with respect to which, if such Account is an Account with respect to which the related Mortgaged Property is a two- to four-family dwelling, an individual condominium unit in a condominium project or an individual unit in a townhouse the amount thereof, together with the amount of all other such Accounts, would not represent greater than 5% of the Borrowing Base;

(i)            by adding the following proviso at the end of the definition of “Eligible Account” in Annex A:

“provided, however that the concentration percentage limitations in clauses (y), (gg), (kk), (mm) and (nn) of this definition shall not be applicable for 90 days after any Take-Out if the aggregate amount of Loans then outstanding is less than or equal to $75,000,000.”

(j)            by deleting the reference to “January 31, 2006” in the definition of “Scheduled Termination Date” in Annex A and replacing it with “January 30, 2007.”

SECTION 2.           Conditions Precedent.  This Amendment shall become effective, as of the date hereof, on the date on which the following conditions precedent shall have been fulfilled:

(a)           This Amendment. Each Managing Agent shall have received counterparts of this Amendment, duly executed by each of the parties hereto.

(b)           Additional Documents. Each Managing Agent shall have received all additional approvals, certificates, documents, instruments and items of information as each Managing Agent may reasonably request and all of the foregoing shall be in form and substance reasonably satisfactory to each Managing Agent.

(c)           Legal Matters.  All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to each Managing Agent and each Managing Agent’s counsel and the fees and expenses of counsel to each Managing Agent incurred in connection with the execution of this Amendment and the transactions contemplated hereby shall have been paid in full.

SECTION 3.           Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.           Captions.  The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 5.           Agreement to Remain in Full Force and Effect.  Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects.  All references in the Loan Agreement to “herein,” or words of like import, and all references to the Loan Agreement in any agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

SECTION 6.           GOVERNING LAW.  EXCEPT WITH RESPECT TO SECTION 8 AND ANY OTHER SECTIONS HEREIN TO THE EXTENT THAT THEY AFFECT THE TRUST AGREEMENT, WHICH SECTIONS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.           Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

SECTION 8.           Limitation of Liability.  It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally but solely as trustee of the Trust, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein or therein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Trust and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Amendment.

SECTION 9.           Representations and Warranties.  The Borrower hereby certifies that (i) the representations and warranties made by it in Section 3.1 of the Loan Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Event of Default or event which, with the passage of time of the giving of notice, could result in an Event of Default.

SECTION 10.         Waiver of Notice.  Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.